Exhibit 10.1

Apache Corporation Non-Qualified Retirement/Savings Plan

Amendment to Provide for Brokerage Arrangement
Apache Corporation (“Apache”) established the Non-Qualified Retirement/Savings Plan (the “Plan”). In section 8.02 of the Plan, Apache reserved the right to amend the Plan at any time. Apache hereby exercises that right as follows, effective August 1, 2020:

1.	Article I is amended by adding the following to the end of the article:
“1.28    Brokerage Investment Subaccount
“Brokerage Investment Subaccount” means a subaccount divided from a Participant’s Account that provides investments through a brokerage arrangement.
1.29    Traditional Investment Subaccount
“Traditional Investment Subaccount” means a subaccount divided from a Participant’s Account that provides investment options designated by the Committee.”

2.	Subsection 3.01(a) is amended by adding the following to the end of the subsection:
“The Enrollment Agreement must also specify whether the Participant’s deferrals will be credited to the Traditional Investment Subaccount or, to the extent permitted by the Committee, the Brokerage Investment Subaccount, as such subaccounts are described in subsection 4.02(a).”

3.	Subsection 3.01(d) is amended by adding the following to the end of the subsection:
“The Committee has complete discretion to establish procedures and deadlines for a Participant to amend the Participant’s Enrollment Agreement solely with respect to whether the Participant’s deferrals will be credited to the Traditional Investment Subaccount or, to the extent permitted by the Committee, the Brokerage Investment Subaccount, even if the enrollment period has ended; provided, however, no such amendment can be made after December 31 of the prior Plan Year.”

4.	Subsection 3.01(e) is amended by adding the following to the end of the subsection:
“Unless otherwise elected pursuant to subsections 3.01(a) or 3.01(d), a Participant’s deferrals will be credited to the Participant’s Traditional Investment Subaccount by default.”

5.	Section 3.02 is amended by adding the following to the end of the first paragraph thereof:
“Company Deferrals will be credited to the same subaccount elected by the Participant pursuant to subsections 3.01(a) or 3.01(d) or to the default subaccount pursuant to subsection 3.01(e).”

6.	Section 4.01 is amended by adding the following subsection (d) to the end of the section:

“(d)
No Transfers between Traditional Investment Subaccounts and Brokerage Investment Subaccounts. No amounts, whether Participant Deferrals, Company Deferrals, adjustments thereto, or otherwise, may be transferred between a Participant’s Traditional Investment

Prepared August 12, 2020    Page 1 of 1    Effective August 1, 2020

Subaccount and a Participant’s Brokerage Investment Subaccount. A Participant’s election to direct deferrals and credits to one such subaccount or the other pursuant to subsections 3.01(a) or 3.01(d) or failure to elect to direct, causing deferrals and credits to the default subaccount pursuant to subsection 3.01(e), becomes an irrevocable election for a Plan Year after the deadline has passed for amending such election pursuant to subsection 3.01(d).”

7.	Subsection 4.02(a) is amended and superseded in its entirety by the following:

“(a)	Investment Options.

(i)
General. All amounts credited to a Participant’s Account are credited with investment earnings or losses as if the Participant’s Account was invested in one or more investments. The Participant may make prospective changes for the Participant’s investment selection as often as the Committee permits and subject to the procedures established by the Committee. A Participant may never make any retroactive changes to the Participant’s investment selections.

(ii)
Traditional Investment Subaccounts. For Traditional Investment Subaccounts, the Committee shall designate the default investment as well as any alternatives and may change the available alternatives or the default investment from time to time. One or more of the investment alternatives in Traditional Investment Subaccounts may consist, in whole or in part, of Apache common stock. At such times and under such procedures as the Committee may designate, a Participant may determine the portion of the Participant’s Traditional Investment Subaccount that is to be deemed invested in each alternative.

(iii)
Brokerage Investment Subaccounts. To the extent permitted by the Committee, a Participant’s Brokerage Investment Subaccount is to be deemed invested in one or more investments of the Participant’s choice via a brokerage arrangement, subject to any restrictions and limitations imposed by the Trustee or the administrator of the brokerage arrangement. To the extent designated by the Committee, all fees and expenses that the Committee determines are associated with such deemed investment of a Participant’s Brokerage Investment Subaccount, including without limitation any transaction fees, brokerage commissions, transfer taxes or any other taxes and penalties, interest charges, and any other fees or expenses that would be imposed as a result of an individual’s deemed investment direction if the amounts were actually so invested, shall be debited against the Account of the Participant directing such deemed investment.”

EXECUTED this 16th day of September, 2020.
APACHE CORPORATION

By: /s/ Brandy Jones_____________________
Brandy Jones
Vice President, Human Resources

Prepared August 12, 2020    Page 2 of 2    Effective August 1, 2020